Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016

Englewood, CO - August 9, 2016 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and six months ended June 30, 2016. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), the nation’s second largest home security alarm monitoring company.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to nearly 1.1 million residential and commercial customers as of June 30, 2016. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•	Ascent’s net revenue for the three months ended June 30, 2016 increased 1.5% to $143.7 million

•	Ascent's Pre-SAC Adjusted EBITDA, which adjusts for the expensed portion of LiveWatch subscriber acquisition costs, for the three months ended June 30, 2016 increased 0.9% to $91.8 million

•	Monitronics' Pre-SAC Adjusted EBITDA for the three months ended June 30, 2016 totaled $93.4 million, flat with the year ago period

•	Monitronics announced new exclusive co-marketing relationships with AARP and AAA Alliance Club

•	Delivered meaningful improvements in dealer economics through continued creation multiple reductions

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “The business performed consistent with expectations in the quarter and I continue to be pleased with Jeff’s progress with the business; building out his team, refining his operating goals and strategies, and driving improved performance metrics.

“During the quarter Ascent purchased 389,179 shares or 3.2% of our equity, evidencing our continued belief in the long range prospects of the business.”

Jeffery Gardner, President and Chief Executive Officer of Monitronics said, “We continued to execute against our operational objectives in the second quarter, further strengthening our free cash flow profile and delivering meaningful improvements in dealer economics through continued reductions in creation costs. We also made great strides in lead generation opportunities, most notably with Monitronics’ announcing an exclusive partnership with the AAA Alliance Club as well as being named the exclusive AARP-branded provider for professionally installed residential security systems. Our LiveWatch business also continues to scale nicely, delivering solid growth at lower creation multiples. Finally, we continue to place a unique focus on providing the highest levels of customer service and also made several strategic hires in the first half of the year that add depth and experience to our team. I remain confident that we are taking the right steps through the initiatives we are implementing and the foundation we have already built, there is great opportunity ahead.”

1. Comparisons are year-over-year unless otherwise specified.

Results for the Three Months Ended June 30, 2016

For the three months ended June 30, 2016, Ascent reported net revenue of $143.7 million, an increase of 1.5%. For the six months ended June 30, 2016, Ascent reported net revenue of $286.9 million, an increase of 2.5%. The increases in net revenue are attributable to an increase in Monitronics’ average RMR per subscriber to $42.70 as of June 30, 2016 and the inclusion of a full first quarter’s impact of LiveWatch revenue for the six months ended June 30, 2016.

Ascent’s total cost of services for the three months ended June 30, 2016 was flat at $27.6 million. Ascent’s total cost of services for the six months ended June 30, 2016 increased 8.2% to $57.1 million. The increase for the six months ended June 30, 2016 is attributable to higher cellular service costs, increased lead generation fees at Monitronics and the inclusion of a full first quarter’s impact of LiveWatch’s cost of services. LiveWatch's cost of services includes expensed equipment costs associated with the creation of new subscribers of $2.1 million and $4.3 million for three and six months ended June 30, 2016, respectively, as compared to $1.8 million and $2.5 million for the three and six months ended June 30, 2015, respectively.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended June 30, 2016, increased 8.2% to $32.1 million and increased 12.2% to $64.3 million for the six months ended June 30, 2016. The increases in SG&A is attributable to higher subscriber acquisition costs incurred at LiveWatch, increased salaries, wages and benefits at Monitronics and, for the six months ended June 30, 2016, the impact of a full first quarter of LiveWatch SG&A costs not related to account creation. Subscriber acquisition costs, which consist of LiveWatch marketing and sales expense, were $3.7 million and $7.5 million in the three and six months ended June 30, 2016, respectively, as compared to $2.8 million and $3.8 million in the three and six months ended June 30, 2015, respectively.

Ascent’s Adjusted EBITDA decreased 0.6% to $87.0 million for the three months ended June 30, 2016 and decreased 3.5% to $172.1 million for the six months ended June 30, 2016. Monitronics’ Adjusted EBITDA decreased 1.5% to $88.6 million during the three months ended June 30, 2016 and decreased 3.3% to $175.7 million in the six months ended June 30, 2016. Monitronics' Adjusted EBITDA as a percentage of net revenue for the three and six months ended June 30, 2016 was 61.7% and 61.2%, respectively, compared to 63.6% and 64.9% for the three and six months ended June 30, 2015, respectively. The decline is primarily attributable to the higher expensed creation costs within LiveWatch.

Ascent's Pre-SAC Adjusted EBITDA for the three months ended June 30, 2016 increased 0.9% to $91.8 million and decreased 0.6% to $181.7 million in the six months ended June 30, 2016. Monitronics' Pre-SAC Adjusted EBITDA for the three and six months ended June 30, 2016 totaled $93.4 million and $185.3 million, compared to $93.4 million and $186.3 million for the three and six months ended June 30, 2015, respectively. Monitronics' Pre-SAC Adjusted EBITDA as a percentage of Pre-SAC net revenue for the three and six months ended June 30, 2016 was 65.5% and 65.1%, respectively, compared to 66.6% and 66.9% in the three and six months ended June 30, 2015, respectively. For a reconciliation of Adjusted EBITDA to Pre-SAC Adjusted EBITDA for Monitronics, please see the Appendix of this release.

Ascent reported a net loss from continuing operations for the three and six months ended June 30, 2016 of $22.2 million and $45.4 million, respectively, compared to net loss from continuing operations of $18.5 million and $28.2 million in the respective prior year periods.

Monitronics reported a net loss for the three and six months ended June 30, 2016 of $16.5 million and $36.7 million, respectively, compared to a net loss of $16.0 million and $24.3 million in the prior year periods.

	Twelve Months Ended June 30,
	2016		2015
Beginning balance of accounts	1,092,083		1,055,701
Accounts acquired	148,620		188,416
Accounts canceled	(150,703)		(142,951)
Canceled accounts guaranteed by dealer and other adjustments (a)	(15,078)	(b)	(9,083)
Ending balance of accounts	1,074,922		1,092,083
Monthly weighted average accounts	1,085,600		1,069,860
Attrition rate - Unit	13.9%		13.4%
Attrition rate - RMR (c)	12.5%		13.2%
Core Attrition (d)	13.2%		12.6%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)	Includes an estimated 7,200 accounts included in our Radio Conversion Program that canceled in excess of their expected attrition.

(c)
The recurring monthly revenue ("RMR") of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

(d)	Core Attrition reflects the long-term attrition characteristics of Monitronics base by excluding the one-time bulk buy of 113,000 accounts from Pinnacle Security in 2012 and 2013.

Monitronics’ core account portfolio unit attrition rate for the twelve months ended June 30, 2016, which excludes attrition of the Pinnacle Security accounts and 2G cancellations, was 13.2%, compared to 12.6% for the twelve months ended June 30, 2015. Overall unit attrition increased from 13.4% for the twelve months ended June 30, 2015 to 13.9% for the twelve months ended June 30, 2016. The increase in attrition is primarily the result of an increase in the number of subscriber accounts reaching the end of their initial contract term in the period. Overall attrition reflects the impact of the Pinnacle Security bulk buys, where Monitronics purchased approximately 113,000 accounts from Pinnacle Security in 2012 and 2013, which are now experiencing normal end-of-term attrition. We believe core attrition best reflects the long run characteristics of our customer base.

During the three months ended June 30, 2016 and 2015, Monitronics acquired 37,284 and 40,742 subscriber accounts, respectively. Accounts acquired for the three months ended June 30, 2016 reflect bulk buys of approximately 6,300 accounts.

Ascent Liquidity and Capital Resources

At June 30, 2016, on a consolidated basis, Ascent had $86.3 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At June 30, 2016, the existing long-term debt includes the principal balance of $1.8 billion under the Monitronics’ Senior Notes, Credit Facility term loans, Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $96.8 million as of June 30, 2016 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of June 30, 2016 and mature on April 1, 2020. The Credit Facility term loans have an outstanding principal balance of $946.9 million as of June 30, 2016 and require principal payments of approximately $1.4 million per quarter with $403.8 million becoming due on March 23, 2018 and the remaining amount becoming due April 9, 2022. As of June 30, 2016, the Credit Facility revolver has an outstanding balance of $154.5 million which becomes due on December 22, 2017 and unused availability of $160.5 million.

Conference Call

Ascent will host a call today, Tuesday, August 9, 2016 at 5:00 pm ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 59285579. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through September 9, 2016 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 59285579.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, including development of and access to multiple sales channels, market potential and expansion, consumer demand for interactive and home automation services, account creation and related costs, subscriber attrition, anticipated account generation at LiveWatch, future financial prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or Monitronics, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc., and through Monitronics, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. Monitronics, headquartered in Dallas, TX, is the nation's second largest home security alarm monitoring company, providing security alarm monitoring services to more than one million residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$5,140	$5,577
Restricted cash	—	55
Marketable securities, at fair value	81,131	87,052
Trade receivables, net of allowance for doubtful accounts of $2,530 in 2016 and $2,762 in 2015	13,884	13,622
Prepaid and other current assets	8,738	10,702
Assets held for sale	5,687	6,265
Total current assets	114,580	123,273
Property and equipment, net of accumulated depreciation of $36,335 in 2016 and $32,158 in 2015	31,998	32,440
Subscriber accounts, net of accumulated amortization of $1,094,016 in 2016 and $975,795 in 2015	1,410,669	1,423,538
Dealer network and other intangible assets, net of accumulated amortization of $78,493 in 2016 and $73,578 in 2015	21,739	26,654
Goodwill	563,549	563,549
Other assets, net	3,526	3,851
Total assets	$2,146,061	$2,173,305
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,168	$8,660
Accrued payroll and related liabilities	4,407	4,385
Other accrued liabilities	33,116	31,573
Deferred revenue	16,202	16,207
Holdback liability	14,212	16,386
Current portion of long-term debt	5,500	5,500
Liabilities of discontinued operations	3,500	3,500
Total current liabilities	85,105	86,211
Non-current liabilities:
Long-term debt	1,737,683	1,713,868
Long-term holdback liability	3,614	3,786
Derivative financial instruments	30,073	13,470
Deferred income tax liability, net	15,710	13,646
Other liabilities	12,567	17,555
Total liabilities	1,884,752	1,848,536
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 11,944,209 and 12,301,248 shares at June 30, 2016 and December 31, 2015, respectively	119	123
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 382,359 shares both at June 30, 2016 and December 31, 2015	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,414,096	1,417,895
Accumulated deficit	(1,123,737)	(1,078,315)
Accumulated other comprehensive loss, net	(29,173)	(14,938)
Total stockholders’ equity	261,309	324,769
Total liabilities and stockholders’ equity	$2,146,061	$2,173,305
See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)Amounts in thousands, except per share amounts
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$143,656	141,543	$286,924	279,959
Operating expenses:
Cost of services	27,637	27,603	57,112	52,770
Selling, general and administrative, including stock-based compensation	32,133	29,685	64,251	57,281
Radio conversion costs	7,596	450	16,675	973
Amortization of subscriber accounts, dealer network and other intangible assets	61,937	63,526	123,259	126,667
Depreciation	2,114	2,585	4,177	4,983
Gain on disposal of operating assets	—	(104)	—	(1,154)
	131,417	123,745	265,474	241,520
Operating income	12,239	17,798	21,450	38,439
Other income (expense), net:
Interest income	588	746	1,045	1,262
Interest expense	(31,587)	(30,893)	(63,011)	(60,674)
Refinancing expense	—	(4,468)	—	(4,468)
Other income (expense), net	(1,677)	351	(1,319)	1,277
	(32,676)	(34,264)	(63,285)	(62,603)
Loss from continuing operations before income taxes	(20,437)	(16,466)	(41,835)	(24,164)
Income tax expense from continuing operations	(1,765)	(2,030)	(3,587)	(4,007)
Net loss from continuing operations	(22,202)	(18,496)	(45,422)	(28,171)
Discontinued operations:
Income (loss) from discontinued operations, net of income tax of $0	—	87	—	(73)
Net loss	(22,202)	(18,409)	(45,422)	(28,244)
Other comprehensive income (loss):
Foreign currency translation adjustments	(354)	346	(556)	69
Unrealized holding gain (loss) on marketable securities, net	2,959	(884)	2,863	(1,953)
Unrealized gain (loss) on derivative contracts, net	(4,697)	1,002	(16,542)	(3,461)
Total other comprehensive income (loss), net of tax	(2,092)	464	(14,235)	(5,345)
Comprehensive loss	$(24,294)	(17,945)	$(59,657)	(33,589)

Basic and diluted income (loss) per share:
Continuing operations	$(1.80)	(1.41)	$(3.66)	(2.14)
Discontinued operations	—	0.01	—	—
Net loss	$(1.80)	(1.40)	$(3.66)	(2.14)

Weighted average Series A and Series B shares-basic and diluted	12,364,767	13,110,540	12,407,830	13,188,309
Total issued and outstanding Series A and Series B shares at period end			12,326,568	13,302,140
See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Amounts in thousands
(unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(45,422)	(28,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations, net of income tax	—	73
Amortization of subscriber accounts, dealer network and other intangible assets	123,259	126,667
Depreciation	4,177	4,983
Stock-based compensation	3,445	3,182
Deferred income tax expense	2,105	2,050
Gain on disposal of operating assets	—	(1,154)
Amortization of debt discount and deferred debt costs	5,315	5,055
Refinancing expense	—	4,468
Bad debt expense	5,083	4,645
Other non-cash activity, net	3,236	1,531
Changes in assets and liabilities:
Trade receivables	(5,395)	(4,440)
Prepaid expenses and other assets	2,197	(2,195)
Subscriber accounts - deferred contract costs	(1,294)	—
Payables and other liabilities	(5,567)	(6,342)
Operating activities from discontinued operations, net	—	40
Net cash provided by operating activities	91,139	110,319
Cash flows from investing activities:
Capital expenditures	(3,100)	(8,168)
Cost of subscriber accounts acquired	(106,805)	(129,544)
Cash paid for acquisition, net of cash acquired	—	(56,343)
Purchases of marketable securities	(5,036)	(24,448)
Proceeds from sale of marketable securities	11,950	31,004
Decrease (increase) in restricted cash	55	(35)
Proceeds from the disposal of operating assets	—	20,173
Net cash used in investing activities	(102,936)	(167,361)
Cash flows from financing activities:
Proceeds from long-term debt	88,200	674,050
Payments on long-term debt	(69,700)	(605,990)
Payments of financing costs	—	(6,232)
Purchases and retirement of common stock	(7,140)	(9,473)
Net cash provided by financing activities	11,360	52,355
Net decrease in cash and cash equivalents	(437)	(4,687)
Cash and cash equivalents at beginning of period	5,577	12,612
Cash and cash equivalents at end of period	$5,140	7,925
Supplemental cash flow information:
State taxes paid, net	$2,758	3,485
Interest paid	57,043	55,149

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA."  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), stock-based compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, to fund its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.
Pre-SAC Adjusted EBITDA
LiveWatch is a direct-to-consumer business, and as such recognizes certain revenue and expenses associated with subscriber acquisition (subscriber acquisition costs, or "SAC"). This is in contrast to Monitronics, which capitalizes payments to dealers to acquire accounts. "Pre-SAC Adjusted EBITDA" is a measure that eliminates the impact of acquiring accounts at the LiveWatch business that is recognized in operating income. Pre-SAC Adjusted EBITDA is defined as total Adjusted EBITDA excluding LiveWatch's SAC and the related revenue. We believe Pre-SAC Adjusted EBITDA is a meaningful measure of the Company's financial performance in servicing its customer base. Pre-SAC Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Pre-SAC Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Pre-SAC Adjusted EBITDA as calculated by Monitronics should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's net loss from continuing operations to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss from continuing operations	(22,202)	(18,496)	$(45,422)	(28,171)
Amortization of subscriber accounts, dealer network and other intangible assets	61,937	63,526	123,259	126,667
Depreciation	2,114	2,585	4,177	4,983
Stock-based compensation	1,750	1,557	3,445	3,182
Radio conversion costs	7,596	450	16,675	973
LiveWatch acquisition related costs	—	—	—	946
LiveWatch acquisition contingent bonus charges	1,092	1,276	1,992	1,795
Reduction in force separation costs	—	—	245	—
Rebranding marketing program	64	—	237	—
Other-than-temporary impairment losses on marketable securities	1,904	—	1,904	—
Interest income	(588)	(746)	(1,045)	(1,262)
Interest expense	31,587	30,893	63,011	60,674
Refinancing expense	—	4,468	—	4,468
Income tax expense from continuing operations	1,765	2,030	3,587	4,007
Adjusted EBITDA	87,019	87,543	172,065	178,262
Gross subscriber acquisition cost expenses	5,821	4,644	11,820	6,276
Revenue associated with subscriber acquisition cost	(1,050)	(1,171)	(2,175)	(1,667)
Pre-SAC Adjusted EBITDA	$91,790	91,016	$181,710	182,871
The following table provides a reconciliation of Monitronics' net loss to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(16,509)	(15,987)	$(36,719)	(24,321)
Amortization of subscriber accounts, dealer network and other intangible assets	61,937	63,526	123,259	126,667
Depreciation	2,025	2,484	4,000	4,781
Stock-based compensation	667	455	1,189	829
Radio conversion costs	7,596	450	16,675	973
LiveWatch acquisition related costs	—	—	—	946
LiveWatch acquisition contingent bonus charges	1,092	1,276	1,992	1,795
Reduction in force separation costs	—	—	245	—
Rebranding marketing program	64	—	237	—
Interest expense	30,024	31,291	61,248	61,531
Refinancing expense	—	4,468	—	4,468
Income tax expense	1,743	2,011	3,533	3,972
Adjusted EBITDA	88,639	89,974	175,659	181,641
Gross subscriber acquisition cost expenses	5,821	4,644	11,820	6,276
Revenue associated with subscriber acquisition cost	(1,050)	(1,171)	(2,175)	(1,667)
Pre-SAC Adjusted EBITDA	$93,410	93,447	$185,304	186,250

(a)	Presented below is the reconciliation of Net revenue for Monitronics and Ascent Capital to Pre-SAC net revenue (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue, as reported	$143,656	141,543	$286,924	279,959
LiveWatch revenue related to SAC	(1,050)	(1,171)	(2,175)	(1,667)
Pre-SAC net revenue	$142,606	140,372	$284,749	278,292
RMR Attrition:
The Company overstated RMR attrition and understated average RMR per subscriber for the periods ended September 30, 2015, December 31, 2015, and March 31, 2016 by an immaterial amount.   Future filings that include prior period disclosures for RMR attrition will be corrected, as needed, when filed. The following summarizes the impact of the RMR attrition adjustments:

	March 31, 2016	December 31, 2015	September 30, 2015
RMR Attrition
As reported	13.4%	13.7%	13.6%
As Adjusted	12.8%	13.4%	13.4%
Variance	0.6%	0.3%	0.2%

Management concluded the effect on average RMR per subscriber was de minimus and no further action is required.